EXHIBIT 10.4

                                   ASSIGNMENT

In consideration of One Dollar and other good and valuable consideration, receipt of which is hereby acknowledged, Gerald Weaver, PhD. of hereby sell, transfer, sets over and assign unto Innovative Medical Services as ASSIGNEE, a corporation existing under the laws of the California, having a mailing address of 1725 Gillespie Way, El Cajon, CA 92020, and the successors, assigns, nominees, or other legal representatives of said ASSIGNEE, the entire right, title and interest in and to the Improvements in the boric acid/glycerin product and better described as a:

Formulation consisting of colloidal granules of boric acid encapsulated in a humidity resistant coating. The coating consists of ingredients that are both appetizing and aromatically appealing as a target for insects. For ease of application, the bait presently manifests itself in the form of non-aqueous paste. Insects consume the bait and return to the aggregate. In time, their digestive acids penetrate the protective coasting and the lethal boric acid is release. Additional deaths are perpetuated at the aggregate site by both the protected boric acid adhering to the body and legs of the exposed insect as well as from cannibalism of affected bodies contaminated with undigested boric acid granules. The time-delayed effect of this formulation insures that the insect dies at the nest-site rather than at the bait-site so that the source of their social disorientation is not exposed. The aggregate is often eliminated within 3-4 days through this process yet the bait will remain active for months to come

Invented by me and the application for United States patent therefore, executed concurrently herewith and all original and reissued patents granted therefore, and all divisions and continuations, thereof, including the subject-matter of any and all claims which may be obtained in every such patent, and all of my entire right, title and interest in and to apply for and obtain patents in countries foreign to the United States, and in and to any Letters Patent which may be granted thereon in such foreign countries, and authorized and request the Commissioner of Patents of the United States, and any official of any country or countries foreign to the United States whose duty it is to issue patents on applications as aforesaid, to issue said Letters Patent to said ASSIGNEE, the successors, assigns, nominees or other legal representatives of said ASSIGNEE, as assignee and owner of the entire interest of said ASSIGNEE, and covenant that I have full right to convey my entire interest herein assigned and that I will communicate to said ASSIGNEE, the successors, assigns, nominees or other legal representatives of said ASSIGNEE, all facts known to me respecting said invention, whenever requested, and testify in any legal proceedings, sign all lawful papers, execute and deliver all divisional, continuing and reissue applications, make all rightful oaths and do all lawful acts requisite for the application of such divisional, continuing or reissue applications, or the procuring thereof, and that if and when said ASSIGNEE, the successors, assigns, nominees or other legal representatives of said ASSIGNEE desire to file a disclaimer relating thereto I will, upon request, sign and deliver all lawful papers requisite for the filing of such disclaimer, and I further covenant and agree that I will, at any time upon request, do everything legally possible to aid said ASSIGNEE, the successors, assigns, nominees or other legal representatives of said ASSIGNEE, either in the name of said ASSIGNEE or my own name, to apply for, obtain and enforce proper patent protection for said Improvements in all countries, including priority rights granted to patents in foreign countries according to the International Convention of 1883 and all the laws and treaties in force,


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all without further consideration but at the expense of said ASSIGNEE, the successors, assigns, nominees or other legal representatives of said ASSIGNEE.



1/4/01                                  /s/ Gerald Weaver
------                                  -----------------
Date                                    Gerald Weaver PhD.



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                            MEMORANDUM OF AGREEMENT

                                    12/22/00


This memorandum of agreement is entered into as of the 22nd day of December, 2000 at El Cajon California between Innovative Medical Services (hereinafter "IMS") and JERRY WEAVER (hereinafter"WEAVER").

WHEREAS IMS is desirous of obtaining the boric acid (i.e. RoachX) technology and of employing WEAVER to head its pesticide division, and WEAVER is desirous of being so employed, the parties and entering into this memorandum of agreement prior to reducing the terms and conditions of their agreement to an employment and confidentiality agreement to be prepared and executed hereafter.

WEAVER represents and warrants that he is the sole owner and inventor of this boric acid technology and is the owner of the pending U.S. patent to RoachX, as well as the holder of its approvals by the U.S. Environmental Protection Agency and U.S. Department of Agriculture, as well as many state EPAs, and that no other person, firm or entity has the right or ability to prevent their use by IMS once Weaver is employed by it.

WEAVER has elected to accept the compensation package described in Exhibit "A" as described therein.

This memorandum and the obligations of IMS contained herein are subject to final approval by the IMS board of directors at its Board Meeting to take place January 8th, 2001.


/s/ Michael L. Krall                         /s/ Gerald Weaver, PhD
---------------------------                  ----------------------
Innovative Medical Services                  Gerald Weaver PhD

Initialed:  GW
            MLK
                                  EXHIBIT "A"


GERALD WEAVER PhD hereby elects to receive his compensation from IMS pursuant to the to be executed employment agreement with it as follows:

     1) Base salary of $100,000 per annum plus employee benefits currently afforded all IMS employees as of the date of execution hereof.

     2) An option to purchase (or cashless exercise) 200,000 shares of the common stock of IMS at the market price prevailing on the date of exercise thereof.

     3) $50,000 due and payable within 30 days of the execution of this Memorandum of Agreement.

     4) $450,000 payable at $50,000 due when each $1 million in net sales of RoachX has occurred.

                                  EXHIBIT "B"

     1) Base salary of $100,000 per annum plus employee benefits currently afforded all IMS employees as of the date of execution hereof.

     2) An option to purchase (or cashless exercise) 200,000 shares of the common stock of IMS at the market price prevailing on the date of exercise thereof.

     3) $50,000 due and payable within 30 days of the execution of this Memorandum of Agreement.

     4) $250,000 payable at $25,000 due when each $1 million in net sales of RoachX has occurred, and 250,000 option to purchase the common stock of IMS at the market price prevailing on the date of execution hereof, and vesting at the rate of 25,000 shares when each $1 million in net sales of RoachX has occurred.